EXHIBIT 14 (a)(2)(4)(i)

                           CERTIFICATE OF DESIGNATION


                                       OF


                              SERIES A CONVERTIBLE
                                 PREFERRED STOCK


                                       OF


                          FRANKLIN CAPITAL CORPORATION




                            ------------------------
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                            ------------------------



Franklin Capital Corporation, a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly called and held on February 22, 2000 duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $1.00 per share, with a liquidation preference of $100 per share (the "Liquidation Preference"), which shall be designated as the Series A Convertible Preferred Stock (the "Preferred Stock"), consisting of 500,000 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

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1. Ranking.

The Preferred Stock shall, with respect to distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of preferred stock other than the Preferred Stock issued after the Initial Closing Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities"); (ii) on a parity with any additional shares of Preferred Stock issued by the Company after the Initial Closing Date and any other class of capital stock or any additional series of preferred stock issued by the Company established after the Initial Closing Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock other than the Preferred Stock issued by the Company after the Initial Closing Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). Notwithstanding the foregoing, a security shall not be deemed to be a "Senior Security" solely because such security has a stated dividend or interest coupon.

2. Dividends.

     (a) So long as any shares of Preferred Stock shall be outstanding, the holders of such Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board of Directors of the Company, preferential dividends in cash at a rate of 7% per annum on the Liquidation Preference hereunder, payable quarterly on the first Business Day of each calendar quarter on a pro rata basis with any Parity Securities. Such dividends shall be cumulative and begin to accrue from the date of issuance of such shares, whether or not declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of those dividends.

     (b) So long as any shares of Preferred Stock shall be outstanding, no dividend whatsoever (except a dividend payable in Common Stock) shall be paid or declared, no distribution shall be made, on account of any Junior Securities of the Company and no Junior Securities shall be purchased unless (i) all dividends in respect of the Preferred Stock for all past and current dividend periods have been paid and all amounts in respect of the redemption of the Preferred Stock required to be paid herein have been paid in full and (ii) such Junior Securities have an "asset coverage" (as such term is used under the Investment Company Act of 1940, as amended (the "Investment Company Act")) of at least 200 percent after deducting the amount of such dividend, distribution or purchase price, as the case may be.

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3. Conversion Rights.

     (a) Optional Conversion of Preferred Stock into Common Stock.

A holder of shares of Preferred Stock may, commencing on or after the date hereof and prior to the tenth anniversary of the Initial Closing Date, convert such shares into Common Stock at any time, unless previously redeemed, at the option of the holder thereof. The Preferred Stock will cease to be convertible after the tenth anniversary of the Initial Closing Date. For the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the greater of $20 or a rate equal to 15% above the average closing price for the ten consecutive Trading Days prior to the Initial Closing Date (the "Conversion Rate") to determine the number of shares of Common Stock issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

     (b) Mechanics; Transfer Tax; Conversion Rate

     (i) To convert the Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or Transfer Agent for the Preferred Stock, (B) notify the Company at such office that holder elects to convert the Preferred Stock and the number of shares holder wishes to convert, (C) state in writing the name or names in which holder wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required by clause (iii) below. In the event that holder fails to notify the Company of the number of shares of Preferred stock which holder wishes to convert, holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which holder satisfies all those requirements is the "Conversion Date." As soon as practicable thereafter, the Company shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date.

     (ii) The Company shall not issue any fractional shares of Common Stock upon conversion of the Preferred Stock. Instead the Company shall pay a cash adjustment based upon the closing price of the Common Stock on the principal securities exchange on which the Common Stock is then listed on the Business Day prior to the Conversion Date.

     (iii) If a holder converts shares of Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock

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


upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

     (iv) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion, in full, of the Preferred Stock to Common Stock. All shares of Common Stock that may be issued upon conversion of the Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Preferred Stock and shall endeavor to list such shares of Common Stock on each national securities exchange or automated quotation system on which the Common Stock is listed.

     (v) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate shall be increased by the product of the Conversion Rate and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (vi) If the Company at any time while the Preferred Stock, or any portion thereof, remains outstanding, shall change any of the securities as to which conversion rights under this Certificate of Designation exist into the same or a different number of securities of any other class or classes, the Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under this Certificate of Designation immediately prior to such reclassification or other change and the Conversion Rate of the Preferred Stock shall be appropriately adjusted.

     (vii) Shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Company on the Initial Closing Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

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



     (viii) No adjustment in the Conversion Rate shall reduce the Conversion Rate below the then par value of the Common Stock.

     (ix) Whenever the Conversion Rate is adjusted, the Company shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the Transfer Agent for the Preferred Stock, if any, a certificate from the Company's chief financial officer briefly stating the facts requiring the adjustment and the manner of computing it. In the event of any dispute thereon, the opinion of the Company's independent public accountants, if accepted by the Board of Directors of the Company, shall be conclusive and binding on the holders of the Preferred Stock absent manifest error.

     (x) The Company from time to time may reduce the Conversion Rate if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount.

     (xi) If:

     (A) the Company takes any action which would require an adjustment in the Conversion Rate pursuant to paragraph 3(b)(v) or 3(b)(vi) above;

     (B) the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation (other than a wholly owned subsidiary of the Company), and stockholders of the Company must approve the transaction; or

     (C) there is a dissolution or liquidation of the Company;

the Company shall mail to the holders of the Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this paragraph 3(b)(xi).

     (xii) In the case of any consolidation of the Company or the merger of the Company with or into any other entity or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Common Stock is converted into other securities, cash or assets, then, upon consummation of such transaction, each share of Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non electing shares). Appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock. If this paragraph 3(b)(xii) applies, paragraph 3(b)(v) and 3(b)(vi) do not apply.

     (xiii) In any case in which this paragraph 3 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Rate in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Conversion Rate shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.

4. Liquidation Preference.

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Preference and all accrued and unpaid dividends, if any, to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

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

5. Redemptions.

     (a) The Preferred Stock shall not be redeemed by the Company prior to the first anniversary of the Initial Closing Date.

     (b) The Preferred Stock may be redeemed by the Company at any time on or after the one year anniversary of the Initial Closing Date, in whole or in part, on a pro rata basis, if at any time on or after the Initial Closing Date the average trading price of the Common Stock for at least twenty days during any thirty consecutive Trading Days is equal to or in excess of 150% of the Conversion Rate, provided, however, that the holders of the Preferred Stock shall have the right, up until 5 p.m., New York time, on the third Business Day preceding the Redemption Date to convert the Preferred Stock to Common Stock at the Conversion Rate. If any holder fails to convert the Preferred Stock during the period contemplated above, the Company may redeem the Preferred Stock in cash at a price per share equal to the Liquidation Preference plus any accrued and unpaid dividends thereon through to the date of such redemption plus any dividends which were scheduled to accrue thereon up through the end of the calendar year of such redemption.

     (c) The Preferred Stock may be redeemed by the Company at any time on or after the three year anniversary of the Initial Closing Date (whether or not the circumstances described in subparagraph (b) shall have occurred prior to such time), at a redemption price in cash equal to the Liquidation Preference per share of Preferred Stock plus any accrued and unpaid dividends thereon through the date of such redemption.

     (d) At least 15 Business Days prior to the date fixed for any redemption of the Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Preferred Stock at such holder's address as the same appears on the stock register of the Company, provided that failure to give such notice or any deficiency therein shall not affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:


            (i) whether the redemption is pursuant to subparagraph (b) or (c)
                hereof;

           (ii) the redemption price;

          (iii) whether all or less than all the outstanding shares of the Preferred Stock are to be redeemed and the total number of shares of the Preferred Stock being redeemed;

          (iv) the number of shares of Preferred Stock held, as of the appropriate record date, by the holder that the Company intends to redeem;

          (v)   the Redemption Date;



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


     (vi) that the holder has the right to convert the Preferred Stock to Common Stock until 5 p.m., New York time, on the third Business Day preceding the Redemption Date by complying with the provisions of Section 3 hereof;

     (vii) that the holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of Preferred Stock to be redeemed; and

     (viii) that dividends on the shares of the Preferred Stock to be redeemed shall cease to accrue on the Redemption Date unless the Company defaults in the payment of the redemption price.

     (e) Each holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice and on the date of redemption. The full redemption price for such shares of Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (f) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price, without interest.

6. Voting Rights.

     (a) The holders of Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws and the Delaware General Corporation Law (the "DGCL"), and except as otherwise required by applicable law, the holders of the Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Preferred Stock entitled to one vote per share.

     (b) The holders of the Preferred Stock, voting separately as one class, shall have the right to elect (i) two directors at all times during which the Preferred Stock is outstanding and (ii) a majority of the directors, if at any time dividends on the Preferred Stock shall be unpaid in an amount equal to two full years' dividends on such securities, and to continue to be so represented until all dividends in arrears shall have been paid or otherwise provided for (subject, however to the prior rights, if any, of the holders of any class of Senior Securities outstanding.) If any



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


vacancies shall exist in the offices of directors elected by the holders of the Preferred Stock, such vacancy shall be filled as follows:

     (i) Upon the written request of the holders of record of at least 25% of the shares of Preferred Stock then outstanding addressed to the Secretary of the Company, a proper officer of the Company shall call a special meeting of the holders of Preferred Stock for the purpose of electing the directors which such holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 30 days after personal service of said written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the holders of record of at least 25% of the outstanding shares of the Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this subparagraph, no such special meeting shall be called if any such request is received less than 60 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any holder of shares of the Preferred Stock so designated shall have, and the Company shall provide, access to the lists of holders of shares of the Preferred Stock for purposes of calling a meeting pursuant to the provisions of this subparagraph.

     (ii) At any meeting held for the purpose of electing directors at which the holders of Preferred Stock shall have the right to elect directors, the presence in person or by proxy of the holders of at least a majority of the holders of the Preferred Stock present at such meeting, or represented by proxy, shall have the right to elect directors.

     (iii) Any vacancy occurring in the office of a director elected by the holders of the Preferred Stock may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by such holders.

     (c) The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding voting as one class:

          (i) amend or otherwise alter this Certificate of Designation or the Certificate of Incorporation in any manner that under the DGCL or the Investment Company Act requires the prior vote as a separate class of the holders of Preferred Stock;

          (ii) take any action which detracts from the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions of the Preferred Stock; provided, however, that the Company shall be entitled, without the consent of any holders of Preferred Stock, to make additional issuances of Preferred Stock, Senior Securities, Parity Securities or Junior Securities;

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


          (iii) waive compliance with any provision of this Certificate of Designation; or

          (iv) complete any plan of reorganization adversely affecting the Preferred Stock or take any of the actions enumerated in Section 13(a) of the Investment Company Act.

     (d) Without the consent of each holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Preferred Stock held by a non-consenting holder):

          (i) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of Preferred Stock whose holders must consent to an amendment, supplement or waiver;

          (ii) reduce the Liquidation Preference or alter the provisions with respect to the redemption of the Preferred Stock;

          (iii) alter in any manner the conversion rights of the holders of Preferred Stock set forth in paragraph 3 hereof;

          (iv) reduce the rate of or change the time for payment of dividends on any share of Preferred Stock;

          (v) waive the consequences of any failure to pay dividends on the Preferred Stock;

          (vi) make any share of Preferred Stock payable in any form other than as stated in this Certificate of Designation;

          (vii) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of holders of Preferred Stock to receive the Liquidation Preference and dividends on the Preferred Stock;

          (viii) waive a redemption payment with respect to any share of Preferred Stock; or

          (ix) make any change in the foregoing amendment and waiver provisions.

     (e) The Company in its sole discretion may without the vote or consent of any holders of the Preferred Stock amend or supplement this Certificate of
Designation:

          (i) to cure any ambiguity, defect or inconsistency in any manner that does not adversely affect the holders of Preferred Stock;

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


          (ii) to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock; or

          (iii) to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the rights under this Certificate of Designation of any such holder.

7. Exclusion of Other Rights.

     Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

8. Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9. Severability of Provisions.

     If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

10. Re-issuance of Preferred Stock.

     Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of


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


the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

11. Mutilated or Missing Preferred Stock Certificates.

     If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent (if other than the Company).

12. Certain Definitions.

     As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

     "Initial Closing Date" means the date on which the first shares of Preferred Stock are originally issued by the Company under this Certificate of Designation pursuant to that certain Preferred Stock Purchase Agreement dated February 22, 2000 between the Company and the signatories thereto.

     "Common Stock" means the Common Stock, par value $1.00 per share, of the Company as presently constituted.

     "Conversion Date shall have the meaning set forth in Section 3(b)(i).

     "Conversion Rate" shall have the meaning set forth in Section 3(a).

     "Person" shall include without limitation an individual, a partnership, a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

     "Trading Day" means any day on which the American Stock Exchange or other applicable stock exchange or market is open for business.

     "Transfer Agent" shall be the Company unless and until a successor is selected by the Company.


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

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Spencer L. Brown, Secretary of the Company, this 22nd day of February, 2000.


FRANKLIN CAPITAL CORPORATION



By: /s/
       ----------------------------
       Spencer L. Brown
       Secretary



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